Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2024, relating to the financial statements of GigCapital5, Inc., which appears in the Annual Report on Form 10-K of QT Imaging Holdings, Inc. for the year ended December 31, 2023.

/s/ BPM LLP

San Jose, California
May 23, 2024